Exhibit 10.8

PENN VIRGINIA CORPORATION
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

Effective April 15, 2004

PENN VIRGINIA CORPORATION
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

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ARTICLE VIII NO FUNDING		9

ARTICLE IX ADMINISTRATION		9
9.1.	Administration.	9
9.2.	Administrative Review.	10
9.3.	General.	10

ARTICLE X AMENDMENT, DISCONTINUANCE AND TERMINATION		10

ARTICLE XI MISCELLANEOUS		10
11.1.	No Rights to Board Membership.	10
11.2.	Rights of Participants to Benefits.	11
11.3.	No Assignment.	11
11.4.	Withholding.	11
11.5.	Account Statements.	11
11.6.	Number.	11
11.7.	Titles.	11
11.8.	Governing Law.	11
11.9.	Other Plans.	11

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PENN VIRGINIA CORPORATION
NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

ARTICLE I
PURPOSE AND EFFECTIVE DATE

                    1.1.          Purpose.  The Plan is intended to provide deferred compensation for non-employee directors of Penn Virginia Corporation.  The Plan is an unfunded plan that does not cover any employees and thus is not subject to the Employee Retirement Income Security Act of 1974, as amended, nor is it intended to qualify under section 401(a) of the Code.

                    1.2.          Effective Date.  The Plan is effective April 15, 2004.

ARTICLE II
DEFINITIONS

                    As used herein, the following terms shall have the following meanings:

                    2.1.          “Account” means the bookkeeping reserve account established and maintained for each Participant pursuant to Article V solely to determine the amount payable to the Participant pursuant to Article VII and shall not constitute a separate fund of assets.  Each such Account shall consist of such subaccounts as the Committee deems necessary or desirable for the administration of the Plan.

                    2.2.          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

                    2.3.          “Beneficiary” means the person(s), trust(s) or other entities the Participant designates, in accordance with procedures established by the Committee, to receive any benefits under the Plan after the death of the Participant.  If the Participant has not designated a Beneficiary, or if no Beneficiary survives the Participant, the Participant’s rights related to Common Stock under the terms of the Directors’ Stock Compensation Plan and the aggregate amount of Fee Deferrals (and earnings thereupon) credited to the Participant’s Account shall pass by will or the laws of descent and distribution.

                    2.4.          “Board” means the Board of Directors of the Company.

                    2.5.          “Cessation of Service” means the removal of a Director from the Board pursuant to applicable provisions of the Company’s by-laws or the voluntary resignation by a Director of his or her membership on the Board.

                    2.6.          “Change in Control” shall be deemed to have occurred upon the occurrence any of the following events:

                                     (a)          The acquisition, after April 15, 2004, directly or indirectly, by any Person (as defined below) or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company that entitle the “beneficial owners” thereof to control more than fifty percent (50%) of the total combined voting power of the Company; provided, however, any acquisition, directly or indirectly, by or from the Company, any Affiliate of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company, shall not constitute a Change in Control.

                                     (b)          Approval, after April 15, 2004, by the equity security holders of the Company or the occurrence of a merger, reorganization, consolidation, exchange of equity interests, recapitalization, restructuring or other business combination that results in beneficial ownership of more than fifty percent (50%) of the total voting power of the Company being transferred to a Person (as defined below), unless the equity security holders of the Company immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of the outstanding voting securities of the Person resulting from such transaction or the Person acquiring such properties and assets, entitled to vote generally on the election of such resulting or acquiring Person’s directors, in substantially the same proportion as their ownership of such equity securities immediately before such transaction;

                                     (c)          After April 15, 2004, (i) the equity security holders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets or (ii) the occurrence of a sale of all or substantially all of the assets of the Company; or

                                     (d)          Individuals who, after April 15, 2004, constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), clause (b) or clause (c) of this definition or any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-l 1 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents) whose election by the Board or nomination for election by the Company’s equity security holders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

                    2.7.          “Code” means the Internal Revenue Code of 1986, as amended.

                    2.8.          “Committee” means the Compensation and Benefits Committee of the Board or such other committee or subcommittee of the Board appointed by the Board to administer the Plan.

                    2.9.          “Common Stock” means the common stock, par value $6.25 per share, of the Company and awarded under the Directors’ Stock Compensation Plan.

                    2.10.          “Company” means Penn Virginia Corporation.

                    2.11.          “Deferral Agreement” means the written agreement entered into between the Participant and the Company pursuant to Article III.

                    2.12.          “Deferred Common Stock” or “DCS” means a notional entry that is entered in a Participant’s Account and that represents the right to Common Stock in accordance with the terms of the Directors’ Stock Compensation Plan.

                    2.13.          “Directors’ Stock Compensation Plan” means the Penn Virginia Corporation Third Amended and Restated 1995 Directors’ Stock Compensation Plan, as amended from time to time.

                    2.14.         “Fee” means base compensation for services as a Non-Employee Director and shall include (a) quarterly payments and meeting fees pursuant to Sections 5(ii) and 5(iii), respectively, of the Directors’ Stock Compensation Plan to the extent the director elects to receive such payments in cash and (b) any other additional cash compensation for services as a Non-Employee Director.  Fees shall not include expense allowances or reimbursements.

                    2.15.          “Fee Deferrals” means part or all of Fees, the receipt of which is deferred by the Participant pursuant to Section 4.1.

                    2.16.          “Non-Employee Director” means each director of the Company who is not an employee of the Company or any of the Company’s subsidiaries (as defined in section 425(f) of the Code).

                    2.17.          “Normal Distribution Date” means January 1 of the calendar year following the calendar year of the earlier to occur of the Participant’s attainment of age 70 or Cessation of Service.

                    2.18.         “Participant” means an individual who is eligible to participate in the Plan pursuant to Article III and who has delivered an executed Deferral Agreement to the Committee in accordance with the provisions of Article III.  Such individual shall remain a Participant in the Plan until such time as all benefits payable under the Plan have been paid in accordance with the provisions hereof or the Plan is terminated in accordance with Article X.

                    2.19.          “Person” means a “person” as defined in section 3(a)(9) of the Exchange Act, as modified, applied and used in sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (a) the Company or any of its subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries (in its capacity as such), (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same character and proportions as their ownership of equity of the Company.

                    2.20.          “Plan Year” means the calendar year.

                    2.21.          “Share” means a share of Common Stock.

                    2.22.          “Share Distribution” means distributions made with respect to any Share deferred under this Plan.

                    2.23.          “Share Grant” means a grant of Shares under the Directors’ Stock Compensation Plan, which is subject to deferral hereunder and shall include (a) the annual grant of Shares pursuant to Section 5(i) of the Directors’ Stock Compensation Plan and (b) quarterly payments and meeting fees pursuant to Sections 5(ii) and 5(iii), respectively, of the Directors’ Stock Compensation Plan to the extent the director elects to receive such payments in Shares.

                    2.24.          “Share Grant Deferrals” means part or all of the Share Grant payable under the Directors’ Stock Compensation Plan, the receipt of which is deferred by the Participant pursuant to Section 4.2.

                    2.25.         “Tranche” means the amount of Fee Deferrals and Share Deferrals credited to a Participant’s Account during any one Plan Year.

                    2.26.          “Valuation Date” means the business day used for purposes of valuing the Fee Deferrals and Share Grant Deferrals credited to a Participant’s Account prior to a distribution described in Article VII.

ARTICLE III
ELIGIBILITY

                    3.1.          Eligibility.  Each Non-Employee Director who is selected by the Committee shall be eligible to become a Participant as of the date designated by the Committee.  An eligible Director shall remain eligible to submit a Deferral Agreement until such time as the Committee affirmatively revokes such Director’s eligibility.  Eligible Directors, whether their eligibility has been revoked or not, shall remain Participants in the Plan until such time as all benefits payable under the Plan have been paid in accordance with the provisions hereof or the Plan has been terminated in accordance with Article X.

                    3.2.          Participation and Deferral Agreements.  To become a Participant and receive credit for Fee Deferrals and Share Grant Deferrals in such Participant’s Account, an eligible Non-Employee Director must deliver an executed Deferral Agreement in the form and manner prescribed by the Committee and in accordance with the restrictions described in this Section 3.2.  A Director may separately elect to defer Share Grants and Fees.

                                    (a)          Newly Eligible Directors.  Each newly eligible Director who elects to participate in the Plan must deliver an executed Deferral Agreement to the Committee within thirty (30) days after the Committee notifies the Director of his or her eligibility to participate.  Such Deferral Agreement shall be effective with regard to the Fees earned and Share Grants that are otherwise payable for periods beginning on the effective date of such Director’s commencement of participation in the Plan.

                                    (b)          Previously Eligible Directors.  Except as provided in Section 3.2(a) above, an eligible Director may make a deferral election with respect to a subsequent Plan Year by delivering an executed Deferral Agreement to the Committee on or before December 31 of the year immediately preceding the Plan Year to which such deferral election is to apply.

                                    (c)          Subsequent Elections.  A Participant’s executed Deferral Agreement with respect to Fee Deferrals and Share Grant Deferrals shall be effective only with respect to the specific Plan Year to which such Deferral Agreement applies and shall not be effective for any subsequent Plan Year.

ARTICLE IV
CONTRIBUTIONS

                    4.1.          Fee Deferrals.

                                    (a)          Pursuant to the Deferral Agreement, a Participant may defer the receipt of all or any portion of Fees payable by the Company to the Participant for services to be performed during a Plan Year.  The Participant’s executed Deferral Agreement, delivered to the Committee in accordance with the provisions of Section 3.2, shall set forth an exact whole dollar amount or a whole percentage of Fees to be deferred.  A Fee Deferral election with respect to any Plan Year is irrevocable once the applicable executed Deferral Agreement is delivered to the Committee.  A Fee Deferral election shall be automatically revoked in the event the Director is permitted to take a distribution due to financial hardship.  Such a Director shall not be eligible to make a new Fee Deferral election under the Plan.

                                    (b)          The amount of any Fees deferred with respect to any Plan Year shall reduce the amount of such Fees otherwise payable to the Participant as of the date such payment otherwise would have been made, and the amount of such reduction shall be allocated to the Participant’s Account effective as of the date the applicable Fees would otherwise have been payable.

                                    (c)          In determining the percentage amount of any Fee Deferral, the Participant’s full Fee shall be considered without regard to any deferrals made under the Plan.  In no event shall a Participant be permitted to make Fee Deferrals that exceed 100% of his or her Fees.

                    4.2.          Share Grant Deferrals.

                                    (a)          A Participant may separately elect to defer the receipt of all or a portion of Share Grants under the Directors’ Stock Compensation Plan.  The Participant’s executed Deferral Agreement, delivered to the Committee in accordance with the provisions of Section 3.2, shall set forth a whole number of Shares or percentage of the Share Grant to be deferred.  A Share Grant Deferral election with respect to a Plan Year is irrevocable once the applicable executed Deferral Agreement is delivered to the Committee.  A Share Grant Deferral election shall be automatically revoked in the event the Director is permitted to take a distribution due to financial hardship.  Such a Director shall not be eligible to make a new Share Grant Deferral election under the Plan.

                                    (b)          The amount of any Share Grants deferred with respect to any Plan Year shall reduce the amount of such Share Grants otherwise due to the Participant as of the date such Share Grants otherwise would have been made, and the amount of such reduction shall be allocated to the Participant’s Account effective as of the date the applicable Share Grant would otherwise have been made.

                                    (c)          A Common Share shall be credited as a DCS to the Participant’s Account.

                    4.3.          Automatic Share Distribution Deferral.

                                    (a)          If a Participant elects to defer the receipt of any Share Grants in accordance with Section 4.2, such Participant automatically shall be deemed to have elected to defer the receipt of each Share Distribution payable with respect to the underlying Share Grant deferred hereunder.

                                    (b)          Any Share Distribution deferred in accordance with this shall be credited to a Participant’s Account in the same manner as Fee Deferrals.

ARTICLE V
DETERMINATION OF ACCOUNTS

                    5.1.          Account Establishment.  The Committee shall establish an Account on behalf of each Participant.  The establishment of an Account shall not require segregation of any funds of the Company or provide any Participant with any rights to any assets of the Company, except as a general creditor thereof.  A Participant shall have no right to receive payment of any amount credited to the Participant’s Account except as expressly provided in Article VI of this Plan.

                    5.2.          Deferrals.  Each Participant’s Account as of the Valuation Date shall consist of Fee Deferrals and DCSs credited to the Participant’s Account.  Each Account shall consist of such subaccounts as the Committee deems necessary or desirable to determine the amounts payable by Tranche if different distribution elections apply with respect to such Tranches.

                    5.3.          Earnings on Fee Deferrals and Share Distributions.  The Fee Deferrals and Share Deferrals portion of a Participant’s Account shall be credited with earnings quarterly, as if the balance of that portion of such Participant’s Account which represents Fee Deferrals and Share Deferrals as of the first day of such quarter on the first day of each quarter has been invested at a rate equal to the prime rate as correctly published in the Wall Street Journal on the last business day of the immediately preceding quarter.

                    5.4.          Distributions.  Any Share Distributions payable with respect to Shares underlying DCSs, shall be credited with interest in the same manner as Fee Deferrals as described in Section 5.3.

                    5.5.          Adjustments.  In the event that the Committee determines that any distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar transaction or event affects the Common Stock such that an adjustment is determined by the Committee in good faith to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Directors’ Stock Compensation Plan, then the Committee shall, in such manner as it may deem equitable, under the Directors’ Stock Compensation Plan, adjust any or all of (i) the amount and type of Common Stock (or other securities or property) with respect to which Share Grants may be granted, and (ii) the amount and type of Common Stock (or other securities or property) subject to outstanding Share Grants; provided, that the amount of Common Stock subject to any Share Grant shall always be a whole number.

ARTICLE VI
VESTING

                    6.1.          Fee Deferrals.  A Participant shall be one hundred percent (100%) vested at all times in the amounts of Fees elected to be deferred under the Plan and earnings credited thereon.

                    6.2.          DCSs.  A Participant shall be one hundred percent (100%) vested at all times in the DCSs credited to the Participant’s Account.

                    6.3.          Share Distributions.  Share Distributions paid with respect to any Share underlying a DCS will be 100% vested at all times.

ARTICLE VII
DISTRIBUTIONS

                    7.1.          Normal Distribution Date.  Unless the Participant has elected another available distribution date in his or her executed Deferral Agreement or the Participant dies prior to such date, a Participant’s Account shall be distributed to the Participant on the Participant’s Normal Distribution Date.

                    7.2.          Alternative Distribution Election.  For each Plan Year, a Participant may elect to receive benefit distributions under the Plan on a date selected in the Participant’s Deferral Agreement for the applicable Plan Year.  In no event shall the date selected be earlier than the first day of the calendar year beginning after the third anniversary of the filing of the applicable Deferral Agreement under Section 3.2.  The Participant may file an amendment to defer further the receipt of a Tranche (and earnings credited thereon) (or a portion of the Tranche) under this paragraph only three times, and each amendment must (a) provide for a payout under this Section at a date at least twenty-four (24) months after the payout date under the election in force for such Tranche immediately prior to the filing of such an amendment, and (b) be filed with the Committee by December 15 of the calendar year prior to the calendar year in which payment was to commence under the election then in force.

                    7.3.          Hardship Withdrawals.  The Committee shall establish procedures under which a Participant may request a withdrawal of some or all of the Participant’s Account in the event of an unforeseeable severe financial emergency.  In general, an unforeseeable severe financial emergency would include circumstances resulting from a sudden and unexpected illness or accident of the Participant or of the Participant’s spouse or dependent, uninsured loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and for which the resulting financial hardship cannot be reasonably relieved through other sources of funds or by cessation of deferrals under this Plan.  The Committee, in its sole and absolute discretion, shall determine whether any such financial emergency warrants a withdrawal from the Participant’s Account and shall determine the amount of such withdrawal so as to limit the withdrawal to that amount (including a reasonable amount for taxes) that is required to satisfy the emergency need.

                    7.4.          Death Benefits.  Notwithstanding Sections 7.1 and 7.2, upon the death of a Participant, the Company shall distribute to the Participant’s Beneficiary the Participant’s Account as soon as practicable following the date of the Participant’s death.

                    7.5.          Form of Payment.

                                   (a)          Fee Deferrals and Share Distributions.  Fee Deferrals, Share Distributions and earnings credited thereon shall be paid in a cash lump sum.

                                    (b)          Share Grant Deferrals.  Share Grant Deferrals shall be payable in Shares in accordance with the terms of the Directors’ Stock Compensation Plan.

ARTICLE VIII
NO FUNDING

                    The obligations of the Company to distribute benefits under this Plan shall be interpreted solely as an unfunded, contractual obligation to distribute only those amounts credited to the Participant’s Account pursuant to Article V in the manner and under the conditions prescribed in Articles VI and VII.  Any assets set aside, including any assets transferred to a grantor trust or purchased by the Company with respect to amounts payable under the Plan, shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan, have any interest in such assets.  All amounts deferred pursuant to this Plan may, in the Committee’s discretion, be transferred to an irrevocable grantor trust as soon as practicable after such amounts are allocated to a Participant’s Account pursuant to Article IV.

ARTICLE IX
ADMINISTRATION

                    9.1.          Administration.  The Plan shall be administered by the Committee.  The Committee shall have authority to act to the full extent of its absolute discretion to:

                                    (a)          interpret the Plan;

                                    (b)          resolve and determine all disputes, questions or claims arising under the Plan, including the power to determine the rights of Participants and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan;

                                    (c)          create and revise rules and procedures for the administration of the Plan and prescribe such forms as may be required for Participants to make elections under, and otherwise participate in, the Plan; and

                                    (d)          take any other actions and make any other determinations as it may deem necessary and proper for the administration of the Plan.

Any expenses incurred in the administration of the Plan shall be paid by the Company.

                    9.2.          Administrative Review.  Except as the Committee may otherwise determine, all decisions and determinations by the Committee shall be final and binding upon all Participants and Beneficiaries.

                    9.3.          General.  No member of the Committee shall participate in any matter involving any questions or decisions relating solely to his or her own participation or benefits under the Plan.  The Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of any persons, firms or agents retained by it, including but not limited to accountants, actuaries, counsel and other specialists.  Nothing in this Plan shall preclude the Company from indemnifying the members of the Committee for all actions under this Plan, or from purchasing liability insurance to protect such persons with respect to the Plan.

ARTICLE X
AMENDMENT, DISCONTINUANCE AND TERMINATION

                    Except as required by the rules of the principal securities exchange on which the Common Stock is traded, the Board or the Committee shall have the right to amend, modify, discontinue or terminate the Plan in any manner; provided, however, that no amendment, modification, discontinuance or termination shall adversely affect the rights of Participants to amounts credited to the Accounts maintained on their behalf before such amendment, modification, discontinuance or termination.  In the case of termination of the Plan, any amounts credited to the Account of a Participant may, in the sole discretion of the Committee, be distributed in full to such Participant as soon as reasonably practicable following such termination.

ARTICLE XI
MISCELLANEOUS

                    11.1.          No Rights to Board Membership.  Nothing in the Plan shall confer on any Director any right to continue as a member of the Board of the Company or its subsidiaries or interfere in any way with the right of the Company, its subsidiaries and each of their equity holders to remove or not re-elect an individual from or to the Board.

                    11.2.          Rights of Participants to Benefits.  All rights of a Participant under the Plan to amounts credited to the Participant’s Account are mere unsecured contractual rights of the Participant (or his or her Beneficiary) against the Company.

                    11.3.          No Assignment.  No amounts credited to Accounts nor any rights or benefits under the Plan shall be subject in any way to voluntary or involuntary alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance, and any attempt to accomplish the same shall be void.

                    11.4.          Withholding.  The Company shall have the right to deduct from any distribution made hereunder any taxes required by law to be withheld from a Participant with respect to such payment, and, shall have the right, in accordance with this Section and Section 10(c) of the Directors’ Stock Compensation Plan, to require that a portion of a Participant’s Account distribution (in cash, Common Stock or other property) be payable as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

                    11.5.          Account Statements.  Periodically (as determined by the Committee), each Participant shall receive a statement indicating the amounts (and earnings thereupon, if applicable) credited to and payable from the Participant’s Account.

                    11.6.          Number.  The singular shall be read in the plural, and vice versa, whenever the context shall so require.

                    11.7.          Titles.  The titles to articles and sections in this Plan are placed herein for convenience of reference only, and the Plan is not to be construed by reference thereto.

                    11.8.          Governing Law.  The validity, construction and effect of the Plan and any rules or regulations relating to the Plan shall be determined in accordance with the laws of the state of Delaware without regard to its conflict of laws principles.

                    11.9.          Other Plans.  Except as specifically provided herein, nothing in this Plan shall be construed to affect the rights of a Participant, a Participant’s Beneficiaries, or a Participant’s estate to receive any retirement or death benefit under any tax-qualified or nonqualified pension plan, deferred compensation agreement, insurance agreement or other retirement plan of the Company.

As in effect on April 15, 2004.